Exhibit 10.2
On May 27, 2005, the joint leadership resources committee of the boards of directors of Nortel Networks Corporation and Nortel Networks Limited and the independent members of the boards of directors of Nortel Networks Corporation and Nortel Networks Limited approved the crediting of interest on the special pension benefits previously approved for Mr. Owens over the accumulation period of the special pension benefit (the first five years of Mr. Owens employment). The interest will be credited from the effective date of the applicable special pension benefit. As a result, if Mr. Owens retires after completing five years of employment, he will receive a revised total monthly pension benefit of $139,370 payable over the five years following his retirement.